UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2013

RECOVERY ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1900 Grant Street, Suite #720
Denver, CO	80203
(Address of Principal Executive Offices)	(Zip Code)

(303) 951-7920
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, on June 18, 2013, Recovery Energy, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain investors named therein (collectively, the “Investors”), pursuant to which the Company agreed to sell to the Investors (the “Offering”) $2.2 million in aggregate principal amount of the Company’s 8% Senior Secured 2014 Convertible Debentures (the “Debentures”) pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  In the Company’s Form 10-Q for the quarterly period ending June 30, 2013 filed with the Securities and Exchange Commission on August 15, 2013, the Company disclosed having received funds from the Investors in an amount equal to $1.16 million.  As of October 7, 2013, the Company has received additional funds from the Investors in an amount equal to $1.04 million for a total of $2.2 million in funds received and has issued $2.2 million in aggregate principal amount of the Debentures.  The participants in the Offering, as well as additional investors who currently hold the Company’s convertible debentures, have the opportunity to purchase additional convertible debentures up to a total amount of $5 million, subject to board approval.

The Company expects to use the net proceeds from the Offering to fund a portion of the drilling program on its Wattenberg properties in Weld County, Colorado, where it is targeting the Niobrara and Codell horizons, and conventional drilling on its properties in Laramie County, Wyoming, as well as for general corporate purposes.

The Investors include certain of the Company’s officers and directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2013	RECOVERY ENERGY, INC.

	By:	/s/ A. Bradley Gabbard
Chief Financial Officer and Chief Operating Officer